Exhibit 99
Contact Info:    Joseph R. Lussier, Executive Vice President, Chief Financial Officer and Treasurer (978) 656-5578

Enterprise Bancorp, Inc. Announces First Quarter Financial Results

LOWELL, MA, April 22, 2021 (GLOBE NEWSWIRE) - Enterprise Bancorp, Inc. (NASDAQ: EBTC), parent of Enterprise Bank, announced net income for the three months ended March 31, 2021 of $10.4 million, or $0.86 per diluted common share, compared to $4.0 million, or $0.34 per diluted common share, for the three months ended March 31, 2020.

As previously announced on April 20, 2021, the Company declared a quarterly dividend of $0.185 per common share to be paid on June 1, 2021 to shareholders of record as of May 11, 2021.

Chief Executive Officer Jack Clancy commented, “Our first quarter 2021 results compared to 2020 were largely the result of growth in net interest income and a decrease in the provision for credit losses. As of March 31, 2021, both loans and customer deposits have grown significantly compared to March 31, 2020, with loan growth derived principally from PPP loans, which has also positively impacted deposit growth. Deposit growth has additionally benefited from government stimulus checks and customers proactively building liquidity in response to the economic uncertainty caused by the pandemic. We anticipate that as the majority of outstanding PPP loans are forgiven or paid off, which we believe will occur principally during the remainder of 2021, and as customers spend down their PPP funds, that we will likely experience a reduction in assets, loans and deposits.”

Mr. Clancy further commented, “The government's extension of the Paycheck Protection Program has continued to be a significant initiative for the Bank in 2021 and has provided much needed financial support to many of our customers. We have actively participated in round three of the PPP, which began on January 11, 2021, and through April 20, 2021 we have received approval from the SBA for 1,317 PPP loans amounting to $200.9 million with an average loan size of $153 thousand. In total, we have received approval from the SBA for 4,080 PPP loans amounting to $710.3 million and received $25.8 million in SBA fees since the program began in April 2020.”

As previously announced on April 2, 2021, the Company redeemed on March 31, 2021, $15.0 million in 6.00% fixed-to-floating rate subordinated notes that were issued in January 2015 and due on January 30, 2030. Founder and Chairman of the Board George Duncan noted, “The opportunity to prepay the subordinated notes resulted from our strong capital and allowance for credit loss positions, the $60.0 million in subordinated notes we issued last July, and the stabilizing economy. The early redemption resulted in an expense of approximately $713 thousand which will be recovered through a reduction in interest expense in approximately nine months and will result in annual pre-tax savings of approximately $900 thousand beginning in 2022.”

Mr. Duncan further commented, “We remain steadfastly committed to our long-term focus of serving our customers, building relationships, investing in our future, cultivating our digital evolution, expanding our market area, and further developing our services and products. Regarding our branch network, we opened our 26th branch in North Andover, Massachusetts in January 2021 and expect to open our 27th branch in Londonderry, New Hampshire in early 2022. We are relocating our Lawrence, Massachusetts branch this summer within the same building to the end unit to provide for a drive-up window and drive-up ATM and will also move from our temporary Lexington, Massachusetts location later this year to a prime location in the Lexington downtown area where we will have dedicated parking and a vestibule for an ATM and night-time deposit drop.”

Mr. Clancy and Mr. Duncan jointly added, “We want to thank our valued customers for their patience and understanding over the past year as we navigated through the various pandemic protocols which were all intended to keep everyone safe. We have been intensely focused on our team members’ and customers’ safety and well-being. We want to thank every team member in our Enterprise family. We could not be prouder of the dedication, care and teamwork each team member has displayed for our customers and each other. It has really energized us both and we look forward to continued growth and achievement in the years to come.”

Paycheck Protection Program (“PPP”)

Throughout this press release we have noted certain balances, ratios or other measures of the Company’s performance which exclude the impact of PPP loans, which we expect to be short-term in nature. We refer to any balance, ratio or measure that excludes PPP loans as “core.” The core balances, ratios and measures were derived in order to provide more meaningful comparisons to prior periods as the majority of PPP loans outstanding are expected to pay off during the next several quarters. The table on page 9 provides a reconciliation of the non-GAAP measures to the information presented under U.S. generally accepted accounting principles (“GAAP”).

The PPP was created by the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”) and instituted by the Small Business Administration (“SBA”). The PPP allowed entities to apply for a 1.00% interest rate loan with payments generally deferred until the date the lender receives the applicable forgiveness amount from the SBA. The PPP loans may be partially or fully forgiven by the SBA if the entity meets certain conditions. The maturity term for any principal portion left unforgiven is either 2 or 5 years from the funding date, depending on when the loan was originated. All PPP loans are fully guaranteed by the SBA and are included in total loans.

As of March 31, 2021, the Company had 3,150 PPP loans outstanding with a principal balance of $496.5 million and deferred SBA fees of $12.3 million.

Results of Operations

Net income for the three months ended March 31, 2021 amounted to $10.4 million, an increase of $6.3 million, compared to the three months ended March 31, 2020. The increase in net income for the three months ended March 31, 2021 was driven primarily by an increase in net interest income and a decrease in the provision for credit losses, partially offset by an increase in non-interest expense.

Net interest income for the three months ended March 31, 2021 amounted to $34.7 million, an increase of $4.8 million, or 16%, compared to the three months ended March 31, 2020. The increase in net interest income was due largely to interest-earning asset growth, primarily in PPP loans, and lower deposit interest expense, partially offset by an increase in subordinated debt interest expense. For the three months ended March 31, 2021, net interest income included $1.1 million in PPP interest income and $4.9 million in PPP related SBA fee income.

Average loan balances (including loans held for sale) increased $468.7 million, or 18%, for the three months ended March 31, 2021, compared to the three months ended March 31, 2020. Average balances, excluding PPP loans, have remained relatively unchanged compared to the three months ended March 31, 2020. Tax equivalent net interest margin (“net interest margin” or “margin”) was 3.62%, 3.49%, and 3.89% for the three months ended March 31, 2021, December 31, 2020, and March 31, 2020, respectively. The change in net interest margin for the three months ended March 31, 2021 compared to March 31, 2020, resulted primarily from lower interest rates and interest-earning asset yields declining more than the cost of funds.

Margin for the three months ended March 31, 2021 and December 31, 2020 was positively impacted by accelerated SBA fee income on PPP loan forgiveness and negatively impacted by large interest-earning deposit balances, which consists primarily of short-term, overnight balances held at the Federal Reserve Bank. PPP loan forgiveness amounted to approximately $153.0 million and $46.6 million for the three months ended March 31, 2021 and December 31, 2020, respectively, resulting in higher margin for the three months ended March 31, 2021 compared to the three months ended December 31, 2020. The quarterly average interest-earning deposit balance was $279.8 million, $303.7 million and $35.5 million for the three months ended March 31, 2021, December 31, 2020, and March 31, 2020, respectively. The increase in the March 31, 2021 and December 31, 2020 periods compared to the March 31, 2020 period resulted primarily from increases in customer deposit balances and to a lesser extent funds received from PPP loan forgiveness. Adjusted net interest margin, excluding PPP loans and average interest-earning deposit balances, was 3.68%, 3.76%, and 3.92% for the three months ended March 31, 2021, December 31, 2020, and March 31, 2020, respectively.

For the three months ended March 31, 2021, the provision for credit losses amounted to $680 thousand, compared to $6.1 million for the three months ended March 31, 2020. The provision for the quarter ended March 31, 2021 resulted from an increase in specific reserves and a change in loan mix, partially offset by a slight decrease in core loans during the period. The provision for the prior year quarter reflected increases in reserves related to the impact of COVID-19 and from an increase in impaired loan reserves.

Non-interest income for the three months ended March 31, 2021, amounted to $4.3 million, an increase of $101 thousand, or 2%, compared to the three months ended March 31, 2020. Quarter-to-date non-interest income increased in 2021 due primarily to increases in wealth management fees and gains on equity investment fair values, partially offset by a decrease in loan derivative fees. The latter two items are included in other income.
Non-interest expense for the three months ended March 31, 2021, amounted to $24.7 million, an increase of $2.0 million, or 9%, compared to the three months ended March 31, 2020. Increases in non-interest expense in the first quarter of 2021 related primarily to the Company’s strategic growth initiatives, particularly salaries and employee benefits, and to a lesser extent occupancy, technology and telecommunications expenses. The increase in non-interest expense also resulted from a loss of $713 thousand on the early redemption of $15.0 million in 6.00% fixed-to-floating rate subordinated notes issued in January 2015 and due in January 2030. The loss on the extinguishment of subordinated debt consisted of $600 thousand in prepayment penalties and $113 thousand in unamortized issuance costs.
CECL Adoption
In the first quarter of 2021, the Company adopted the Financial Accounting Standards Board’s Accounting Standards Update 2016-13, Measurement of Credit Losses on Financial Instruments, including the current expected credit losses (“CECL”) methodology for estimating the allowance for credit losses ("ACL"). The CECL methodology requires earlier recognition of credit losses using a lifetime credit loss measurement approach that also requires the consideration of reasonable and supportable forecasts in the estimate.

The adoption of CECL resulted in the Company recording a net cumulative-effect adjustment, effective January 1, 2021, that decreased retained earnings by $6.5 million, net of $2.5 million in deferred income taxes. The ACL for loans increased by $6.6 million and the ACL for unfunded commitments (included in other liabilities) increased by $2.4 million.

Credit Quality

At March 31, 2021, the ACL for loans amounted to $49.9 million, or 1.60% of total loans and 1.90% of total core loans, compared to $44.6 million, or 1.45% of total loans and 1.69% of core loans at December 31, 2020. The ACL for unfunded commitments amounted to $2.5 million.

Net charge-offs for the quarters ended March 31, 2021 and December 31, 2020 amounted to $1.8 million and $1.4 million, respectively, compared to net recoveries of $3 thousand for the quarter ended March 31, 2020. The net charge-offs for the quarter ended March 31, 2021, related primarily to an individually evaluated commercial real estate loan, which was fully reserved in late 2020. The charge-off resulted in the loan being recorded at the estimated fair value less cost to sell the underlying collateral. The Company transferred the property to other real estate owned (“OREO”) in April 2021 by accepting the deed in-lieu of foreclosure.
As of March 31, 2021, short-term payment deferrals due to the COVID-19 pandemic remained active on 31 loans, amounting to $39.9 million, or 1.52%, of total core loans, compared to 47 loans amounting to $46.7 million, or 1.78%, of total core loans, as of December 31, 2020. As of April 20, 2021, the balance of loans with a short-term payment deferral was reduced to 0.75% of total core loans.

Non-performing assets are comprised of non-accrual loans and OREO. The Company had no OREO at March 31, 2021, December 31, 2020 or March 31, 2020. As noted above, in April of 2021, the Company transferred a commercial office building with a net book value of $2.4 million to OREO. Non-performing assets to total core assets amounted to 0.94% at March 31, 2021, compared to 1.07% and 0.47% at December 31, 2020 and March 31, 2020, respectively.

Non-performing loans to total core loans amounted to 1.36% at March 31, 2021, compared to 1.45% and 0.59% at December 31, 2020 and March 31, 2020, respectively. The increase at March 31, 2021, compared to March 31, 2020, was due to credit downgrades partially offset by payoffs, credit upgrades and charge-offs since the prior period. Credit downgrades included three commercial relationships which became non-accrual in the fourth quarter of 2020 and are in industries that have been highly impacted by the pandemic. One of these relationships had a charge-off of $1.8 million during the quarter ended March 31, 2021, which largely accounted for the decrease compared to December 31, 2020. This relationship was transferred to OREO in April 2021.

Key Financial Highlights

▪Total assets amounted to $4.26 billion at March 31, 2021, compared to $4.01 billion at December 31, 2020, an increase of $243.4 million, or 6%. Total core assets have increased $202.3 million, or 6%, since December 31, 2020.

▪The increase in total assets since December 31, 2020, is related primarily to the increase in interest-earning deposits of $187.6 million. Total interest-earning deposits, which consists primarily of short-term, overnight balances held at the Federal Reserve Bank, amounted to $400.8 million at March 31, 2021 compared to $213.1 million at December 31, 2020. The increase relates primarily to increases in customer deposit balances, and to a lesser extent, funds received from the SBA for PPP loan forgiveness.

▪Total loans amounted to $3.11 billion at March 31, 2021, compared to $3.07 billion at December 31, 2020, an increase of $35.5 million, or 1%. Total core loans have decreased slightly since December 31, 2020.

▪Customer deposits amounted to $3.74 billion at March 31, 2021, compared to $3.48 billion at December 31, 2020, an increase of $264.9 million, or 8%. Management believes the deposit growth since December 31, 2020 was due in large part to customers depositing funds received from round three PPP loan advances, stimulus checks, and generally maintaining higher liquidity in response to the pandemic.

▪Investment assets under management, which are not carried as assets on the Company's Consolidated Balance Sheets, amounted to $930.2 million at March 31, 2021, compared to $1.00 billion at December 31, 2020, a decrease of $73.6 million, or 7%. The decrease resulted primarily from the departure of a large, institutional relationship, following the client's merger, partially offset by net new assets and increases in market values.

▪The Total Regulatory Capital and Tier 1 Capital to risk weighted asset ratios for the Company, on a consolidated basis, were 14.28% and 10.94%, respectively, at March 31, 2021, compared to 14.62% and 10.77%, respectively, at December 31, 2020, and 11.61% and 9.84%, respectively, at March 31, 2020.

▪The decrease in the Company's Total Regulatory Capital since December 31, 2020 primarily reflects the March 31, 2021 redemption of $15.0 million in fixed-to-floating rate subordinated notes issued in January 2015 and due in January 2030. The subordinated notes were classified as Tier 2 capital for the Company and Tier 1 capital was not impacted by the redemption. Additionally, Total Regulatory Capital and Tier 1 Capital were impacted by the $6.5 million deduction from the adoption of CECL, offset by net income less dividends paid.

▪The increase in the Company's Total Regulatory Capital to risk weighted asset ratio since March 31, 2020 reflects primarily the Company’s issuance of $60.0 million in fixed-to-floating rate subordinated notes in July 2020. The July 2020 notes were classified as Tier 2 regulatory capital for the Company and did not impact the Company's Tier 1 capital ratios. Additionally, the Total Regulatory Capital and Tier 1 Capital ratios increased over the period from growth in net income less dividends paid, and from low core loan growth during the period. Despite the increase in Tier 1 capital, the Company's Tier 1 capital to average assets ratio did not increase due to average asset growth from PPP loans, which are excluded from the risk weighted capital ratios.

▪During the quarter, the Bank's Total Regulatory and Tier 1 capital ratios were impacted by the adoption of CECL and the redemption of the subordinated notes.

Enterprise Bancorp, Inc. is a Massachusetts corporation that conducts substantially all its operations through Enterprise Bank and Trust Company, commonly referred to as Enterprise Bank, and has reported 126 consecutive profitable quarters. Enterprise Bank is principally engaged in the business of attracting deposits from the general public and investing in commercial loans and investment securities. Through Enterprise Bank and its subsidiaries, the Company offers a range of commercial, residential and consumer loan products, deposit products and cash management services, electronic and digital banking options, and commercial insurance services, as well as wealth management, and trust services. The Company’s headquarters and Enterprise Bank’s main office are located at 222 Merrimack Street in Lowell, Massachusetts. The Company’s primary market area is the Greater Merrimack Valley, Nashoba Valley, and North Central regions of Massachusetts and Southern New Hampshire (Southern Hillsborough and Rockingham counties). Enterprise Bank has 26 full-service branches located in the Massachusetts communities of Acton, Andover, Billerica (2), Chelmsford (2), Dracut, Fitchburg, Lawrence, Leominster, Lexington, Lowell (2), Methuen, North Andover, Tewksbury (2), Tyngsborough and Westford and in the New Hampshire communities of Derry, Hudson, Nashua (2), Pelham, Salem and Windham. The Company is in the process of establishing a branch office in Londonderry, New Hampshire and anticipates that this location will open in early 2022.

This earnings release contains statements about future events that constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by references to a future period or periods or by the use of the words “believe,” “expect,” “anticipate,” “intend,” “estimate,” “assume,” “will,” “should,” “plan,” and other similar terms or expressions. Forward-looking statements should not be relied on because they involve known and unknown risks, uncertainties and other factors, some of which are beyond the control of the Company. These risks, uncertainties and other factors may cause the actual results, performance, and achievements of the Company to be materially different from the anticipated future results, performance or achievements expressed in, or implied by, the forward-looking statements. Factors that could cause such differences include, but are not limited to, general economic conditions, the impact of the ongoing COVID-19 pandemic, changes in interest rates, regulatory considerations, competition and market expansion opportunities, changes in non-interest expenditures or in the anticipated benefits of such expenditures, the receipt of required regulatory approvals, changes in tax laws, and current or future litigation, regulatory examinations or other legal and/or regulatory actions, including as a result of our participation in and execution of government programs related to the COVID-19 pandemic. Therefore, the Company can give no assurance that the results contemplated in the forward-looking statements will be realized. For more information about these factors, please see our reports filed with or furnished to the U.S. Securities and Exchange Commission (the “SEC”), including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q on file with the SEC, including the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” Any forward-looking statements contained in this earnings release are made as of the date hereof, and we undertake no duty, and specifically disclaim any duty, to update or revise any such statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

ENTERPRISE BANCORP, INC.
Consolidated Balance Sheets
(unaudited)

(Dollars in thousands, except per share data)	March 31, 2021	December 31, 2020	March 31, 2020
Assets
Cash and cash equivalents:
Cash and due from banks	$40,539	$40,636	$32,833
Interest-earning deposits	400,777	213,146	42,024
Total cash and cash equivalents	441,316	253,782	74,857
Investments:
Debt securities at fair value (amortized cost of $581,360, $551,191, and $482,699, respectively)	601,264	582,303	505,671
Equity securities at fair value	1,197	746	588
Total investment securities at fair value	602,461	583,049	506,259
Federal Home Loan Bank stock	2,010	1,905	5,624
Loans held for sale	7,545	371	476
Loans:
Total loans	3,109,360	3,073,860	2,683,927
Allowance for credit losses	(49,899)	(44,565)	(39,764)
Net Loans	3,059,461	3,029,295	2,644,163
Premises and equipment, net	46,040	46,708	46,734
Lease right-of-use asset	18,279	18,439	18,893
Accrued interest receivable	15,958	16,079	12,977
Deferred income taxes, net	16,239	11,290	9,045
Bank-owned life insurance	31,499	31,363	30,929
Prepaid income taxes	3,600	2,449	1,005
Prepaid expenses and other assets	7,697	13,938	10,535
Goodwill	5,656	5,656	5,656
Total assets	$4,257,761	$4,014,324	$3,367,153
Liabilities and Stockholders’ Equity
Liabilities
Deposits:
Customer deposits	$3,741,146	$3,476,268	$2,912,850
Brokered deposits	75,015	74,995	—
Total deposits	3,816,161	3,551,263	2,912,850
Borrowed funds	8,631	4,774	84,169
Subordinated debt	58,889	73,744	14,876
Lease liability	17,397	17,539	17,968
Accrued expenses and other liabilities	26,979	30,638	31,756
Accrued interest payable	949	1,940	897
Total liabilities	3,929,006	3,679,898	3,062,516
Commitments and Contingencies
Stockholders’ Equity
Preferred stock, $0.01 par value per share; 1,000,000 shares authorized; no shares issued	—	—	—
Common stock, $0.01 par value per share; 40,000,000 shares authorized; 12,007,998 shares issued and outstanding at March 31, 2021; 11,937,795 shares issued and outstanding at December 31, 2020; and 11,897,322 shares issued and outstanding at March 31, 2020	120	119	119
Additional paid-in capital	97,970	97,137	94,920
Retained earnings	216,610	214,977	193,791
Accumulated other comprehensive income	14,055	22,193	15,807
Total stockholders’ equity	328,755	334,426	304,637
Total liabilities and stockholders’ equity	$4,257,761	$4,014,324	$3,367,153

ENTERPRISE BANCORP, INC.
Consolidated Statements of Income
(unaudited)

	Three months ended
	March 31,
(Dollars in thousands, except per share data)	2021	2020
Interest and dividend income:
Loans and loans held for sale	$33,650	$31,298
Investment securities	3,394	3,484
Other interest-earning assets	65	165
Total interest and dividend income	37,109	34,947
Interest expense:
Deposits	1,323	4,405
Borrowed funds	8	415
Subordinated debt	1,042	231
Total interest expense	2,373	5,051
Net interest income	34,736	29,896
Provision for credit losses	680	6,147
Net interest income after provision for credit losses	34,056	23,749
Non-interest income:
Wealth management fees	1,612	1,440
Deposit and interchange fees	1,606	1,691
Income on bank-owned life insurance, net	136	153
Net gains on sales of debt securities	128	100
Net gains on sales of loans	128	147
Other income	689	667
Total non-interest income	4,299	4,198
Non-interest expense:
Salaries and employee benefits	15,721	14,819
Occupancy and equipment expenses	2,381	2,176
Technology and telecommunications expenses	2,554	2,188
Advertising and public relations expenses	514	645
Audit, legal and other professional fees	567	605
Deposit insurance premiums	356	404
Supplies and postage expenses	227	247
Loss on extinguishment of subordinated debt	713	—
Other operating expenses	1,651	1,595
Total non-interest expense	24,684	22,679
Income before income taxes	13,671	5,268
Provision for income taxes	3,319	1,251
Net income	$10,352	$4,017

Basic earnings per common share	$0.87	$0.34
Diluted earnings per common share	$0.86	$0.34

Basic weighted average common shares outstanding	11,959,469	11,841,392
Diluted weighted average common shares outstanding	11,994,437	11,877,031

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios
(unaudited)

	At or for the three months ended	At or for the year ended	At or for the three months ended
(Dollars in thousands, except per share data)	March 31, 2021	December 31, 2020	March 31, 2020
BALANCE SHEET DATA
Total assets	$4,257,761	$4,014,324	$3,367,153
Loans serviced for others	80,176	78,991	97,195
Investment assets under management	930,226	1,003,841	793,185
Total assets under management	$5,268,163	$5,097,156	$4,257,533

INCOME STATEMENT RATIOS (annualized)
Return on average total assets	1.03%	0.82%	0.49%
Return on average stockholders’ equity	12.78%	9.95%	5.34%
Net interest margin (tax equivalent)(1)	3.62%	3.59%	3.89%

STOCKHOLDERS EQUITY RATIOS
Book value per common share	$27.38	$28.01	$25.61
Dividends paid per common share	$0.185	$0.700	$0.175

CAPITAL RATIOS
Total capital to risk weighted assets	14.28%	14.62%	11.61%
Tier 1 capital to risk weighted assets	10.94%	10.77%	9.84%
Tier 1 capital to average assets	7.62%	7.52%	8.69%
Common equity tier 1 capital to risk weighted assets	10.94%	10.77%	9.84%

CREDIT QUALITY DATA
Non-performing assets	$35,630	$38,050	$15,801
Non-performing assets to total assets	0.84%	0.95%	0.47%
Non-performing assets to total core assets	0.94%	1.07%	0.47%
Non-performing loans to total loans	1.15%	1.24%	0.59%
Non-performing loans to total core loans	1.36%	1.45%	0.59%
Allowance for credit losses to total loans	1.60%	1.45%	1.48%
Allowance for credit losses to total core loans	1.90%	1.69%	1.48%

(1)Tax equivalent net interest margin is net interest income adjusted for the tax equivalent effect associated with tax exempt loan and investment income, expressed as a percentage of average interest-earning assets.

Enterprise Bank’s capital ratios as of the periods indicated:

	March 31, 2021(2)	December 31, 2020(2)	March 31, 2020
Total capital to risk weighted assets	14.27%	14.55%	11.60%
Tier 1 capital to risk weighted assets	13.01%	13.29%	10.35%
Tier 1 capital to average assets	9.06%	9.27%	9.14%
Common equity tier 1 capital to risk weighted assets	13.01%	13.29%	10.35%

(2)Increased capital ratios since March 31, 2020 reflect the investment of $53.0 million from the Company to the Bank resulting from the Company’s issuance on July 7, 2020 of $60.0 million in subordinated notes, net income growth less dividends paid, and low core loan growth during the period. The decreased capital ratios since December 31, 2020 reflect the adoption of CECL and a dividend from the Bank to the Company to fund the redemption of the 2015 subordinated notes. Despite the increase in Tier 1 capital, the Bank’s Tier 1 capital to average assets ratio did not increase due to average asset growth from PPP loans, which are excluded from the risk weighted capital ratios.

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios (continued)
(unaudited)

NON-GAAP MEASURES

The accompanying unaudited consolidated interim financial statements have been prepared in accordance with GAAP. However, certain financial measures and ratios we present, including PPP-adjusted metrics are supplemental measures that are not required by, or are not presented in accordance with, GAAP. These non-GAAP measures are intended to provide the reader with additional supplemental perspectives on operating results, performance trends, and financial condition. Non-GAAP financial measures are not a substitute for GAAP measures; they should be read and used in conjunction with the Company’s GAAP financial information. In addition, the non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies.

Certain non-GAAP measures provided in this press release exclude the outstanding balance of PPP loans that the Company began originating in April 2020, and which are expected to be short-term in nature. We refer to any balance, ratio or measure that excludes PPP loans as “core.” The Company normalized for this activity by excluding PPP loans from the calculations below in order to provide a more informative analysis of results.

The following table summarizes the reconciliation of GAAP items to non-GAAP items related to the impact of PPP loans on total loans and assets:

(Dollars in thousands)	March 31, 2021	December 31, 2020
TOTAL CORE LOANS
Total loans (GAAP)	$3,109,360	$3,073,860
Adjustment: PPP loans	(496,457)	(453,084)
Adjustment: Deferred PPP fees	12,282	10,014
Total core loans (non-GAAP)	$2,625,185	$2,630,790

TOTAL CORE ASSETS
Total assets (GAAP)	$4,257,761	$4,014,324
Adjustment: PPP loans	(496,457)	(453,084)
Adjustment: Deferred PPP fees	12,282	10,014
Total core assets (non-GAAP)	$3,773,586	$3,571,254

ENTERPRISE BANCORP, INC.
Selected Consolidated Financial Data and Ratios (continued)
(unaudited)

Additional non-GAAP measures provided in this press release exclude the impact of PPP loans and interest-earning deposits, which have abnormally impacted margin over the past several quarters. Customer deposit growth has benefited from government stimulus checks and customers proactively building liquidity in response to the economic uncertainty caused by the pandemic. This deposit inflow has in turn increased our liquidity held as short-term interest-earning deposits. We refer to any balance, ratio or measure that excludes the impact of PPP loans and interest-earning deposits as “adjusted.” The Company has normalized for this activity in order to provide a more meaningful comparison to prior periods.

The following table summarizes the reconciliation of GAAP items to non-GAAP items related to the impact of PPP loans and interest-earning deposits on margin:

	Three months ended	Three months ended	Three months ended
(Dollars in thousands)	March 31, 2021	December 31, 2020	March 31, 2020
ADJUSTED INTEREST-EARNING ASSETS
Total average interest-earning assets (GAAP)	$3,924,153	$3,940,679	$3,127,401
Adjustment: Average PPP loans, net	(452,813)	(481,012)	—
Adjustment: Average interest-earning deposits	(279,796)	(303,745)	(35,538)
Total adjusted average interest-earning assets (non-GAAP)	$3,191,544	$3,155,922	$3,091,863

ADJUSTED INTEREST INCOME
Interest income (tax equivalent) (GAAP)	$37,454	$37,314	$35,307
Adjustment: PPP income	(6,013)	(4,685)	—
Adjustment: Interest on interest-earning deposits	(68)	(71)	(93)
Adjusted interest income (tax equivalent) (non-GAAP)	$31,373	$32,558	$35,214

ADJUSTED NET INTEREST MARGIN
Net interest margin (tax equivalent) (GAAP)	3.62%	3.49%	3.89%
Adjustment: PPP effect(1)	(0.23)%	(0.05)%	—%
Adjustment: Interest-earning deposits effect(2)	0.29%	0.32%	0.03%
Adjusted net interest margin (tax equivalent) (non-GAAP)	3.68%	3.76%	3.92%

(1)PPP loan adjustments include an elimination of average PPP loans, net of deferred SBA fees, as well as interest income on PPP loans and related SBA fee accretion, included in interest income.

(2)Interest-earning deposit adjustments include an elimination of average interest-earning deposits, as well as interest income on interest-earning deposits, included in interest income.